Exhibit 10.3

SCHOOL SPECIALTY, INC.

1998 AND 2002 STOCK INCENTIVE PLANS

STOCK OPTION AGREEMENT

School Specialty, Inc. (the “Company”) has granted you one or more options (the “Options”) under its 1998 or 2002 Stock Incentive Plan (the “Plans”). Each Option lets you purchase a specified number (the “Option Shares”) of shares of the Company’s common stock, at specified prices per share (the “Exercise Price”).

Each Schedule I to this Agreement provides the details for your grants. It specifies the Plan under which the Company granted the Option, number of Option Shares, the Exercise Price, the Date of Grant, the latest date each Option will expire (the “Term Expiration Date”), and any special rules that already apply to your Options. For employees, each Schedule I also specifies whether the Company intends a particular option to be an incentive stock option (“ISO”) under Internal Revenue Code Section 422.

The Options are subject in all respects to the applicable provisions of the applicable Plan. This Agreement does not cover all of the rules that apply to the Options under the Plans, and the Plans define any terms in this Agreement that the Agreement does not define.

In addition to the terms and restrictions in the Plans, the following terms and restrictions apply to each Option:

Option Exercisability	While your Option remains in effect under the Expiration section below, you may exercise any exercisable portions of that Option (and buy the Option Shares) under the timing rules Schedule I specifies under “Option Exercisability.”

Method of Exercise and Payment for Shares	Subject to this Agreement and the Plan, you may exercise an Option only by providing a written notice (or notice through another previously approved method, which could include a voice- or e-mail system) to the Assistant Secretary of the Company or to whomever the Administrator designates, on or before the date that Option expires. Each such notice must satisfy whatever procedures then apply to that Option and must contain such representations (statements from you about your situation) as the Company requires. You must, at the same time, pay the Exercise Price using one or more of the following methods:

	Cashless Exercise	an approved cashless exercise method, including directing the Company to send the stock certificates (or other acceptable evidence of ownership) to be issued under an Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price and any required tax withholdings (at the minimum required level);

	Cash/Check	cash, a cashier’s or certified check in the amount of the Exercise Price, and any required tax withholdings, payable to the order of the Company; or

	Stock	to the extent the Plan and the Administrator permit in advance, by surrendering (turning in) shares of the Company’s common stock with a Fair Market Value equal to all or part of the Exercise Price (with any balance paid under one or more of the other methods); provided, however, that you may not surrender common stock as payment for exercising an Option unless you have held such stock for more than six months before the surrender.

Expiration	You cannot exercise an Option that has expired. Each Option will expire no later than the close of business on the Term Expiration Date shown on Schedule I. The Option Expiration Rules in Schedule I provide the circumstances under which each Option will terminate before the Term Expiration Date because of, for example, your termination of employment or other service providing relationship. The Administrator can override the expiration provisions of Schedule I.

Special ISO Rule	If you acquire Option Shares by exercising an ISO, you agree to promptly notify the Company if you dispose of those Option Shares within one year after you acquired them or within two years after the ISO’s Date of Grant. The Company may require you to maintain your shares (while you choose to hold them) with a specific broker through the end of that period to assist in tax compliance.

Compliance with Law	You may not exercise an Option if the Company’s issuing stock upon such exercise would violate any applicable federal or state securities laws or other laws or regulations. You may not sell or otherwise dispose of the Option Shares in violation of applicable law. As part of this prohibition, you may not use the Cashless Exercise methods if the Company’s insider trading policy then prohibits you from selling to the market.

Additional Conditions to Exercise	The Company may postpone issuing and delivering any Option Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Option Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to exercise the Option after your death or disability is authorized and entitled to do so;

your complying with any requests for representations under the Plans; and

your complying with any federal, state, or local tax withholding obligations.

SSI Option Form 2002-01	Page 2 of 4

Additional Representations from You	If you exercise an Option at a time when the Company does not have a current registration statement (generally on Form S-8) under the Securities Act of 1933 (the “Act”) that covers issuances of shares to you, you must comply with the following before the Company will issue the Option Shares to you. You must —

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Option Shares for your own account and not with a view to reselling or distributing the Option Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Option Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Option Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

No Effect on Employment or Other Relationship	Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of employment or other relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plans and any applicable employment or severance agreement or plan.

Not a Shareholder	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to any of the Option Shares until you have exercised the Option, paid for the shares, and received evidence of ownership.

No Effect on Running Business	You understand and agree that the existence of an Option will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

SSI Option Form 2002-01	Page 3 of 4

Governing Law	The laws of the State of Wisconsin will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Corporate Assistant Secretary or the Chief Executive Officer. If mailed, you should address it to the Company’s Corporate Assistant Secretary at the Company’s then corporate headquarters, unless the Company directs optionees to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to optionees.

Plans Govern	Wherever a conflict may arise between the terms of this Agreement and the terms of the applicable Plan, the terms of that Plan will control. The Plan Administrator may adjust the number of Option Shares and the Exercise Price and other terms of the Options from time to time as the Plan provides.

SCHOOL SPECIALTY, INC.

OPTIONEE ACKNOWLEDGMENT

I acknowledge I received a copy of the respective Plan. I represent that I have read and am familiar with the Plan’s terms. By signing where indicated on each Schedule I, I accept each Option subject to all of the terms and provisions of this Agreement and of the Plan under which the Option is granted, as that Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the applicable Plan with respect to each Option.1

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE OPTIONS OR THE SECURITIES THAT MAY BE PURCHASED UPON EXERCISE OF THE OPTIONS WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR A SATISFACTORY OPINION OF COUNSEL SATISFACTORY TO SCHOOL SPECIALTY, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO SCHOOL SPECIALTY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

[1]

Insert when applicable at beginning of paragraph: I understand and accept that the entering into and delivery of the attached Covenant Not to Compete Agreement (the “Covenant”) is a precedent condition to the effective grant of my option as described above. I further represent that the Option is adequate consideration for entering into the Covenant and that I have executed and delivered the Covenant concurrently with the execution and delivery of one or more Schedules I.

SSI Option Form 2002-01	Page 4 of 4